SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number 33-85224

                   THE CIT GROUP SECURITIZATION CORPORATION II
             (Exact name of registrant as specified in its charter)

           650 CIT Drive Livingston, New Jersey 07039, (201) 740-5000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

          Manufactured Housing Contract Senior/Subordinate Pass-Through
                      Certificates, Series 1995-2 Class A-1
          Manufactured Housing Contract Senior/Subordinate Pass-Through
                      Certificates, Series 1995-2 Class A-2
          Manufactured Housing Contract Senior/Subordinate Pass-Through
                      Certificates, Series 1995-2 Class A-3
          Manufactured Housing Contract Senior/Subordinate Pass-Through
                      Certificates, Series 1995-2 Class A-4
          Manufactured Housing Contract Senior/Subordinate Pass-Through
                      Certificates, Series 1995-2 Class A-5
          Manufactured Housing Contract Senior/Subordinate Pass-Through
                       Certificates, Series 1995-2 Class B
            (Title of each class of securities covered by this Form)

                                      None
              (Titles of all other classes of securities for which
                  a duty to file reports under Section 13(a) or
                                 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6           [x]
          Rule 12h-3(b)(1)(i)  [x]

         Approximate number of holders of record as of the certification or
notice date:    11

         Pursuant to the requirements of the Securities Exchange Act of 1934 The CIT Group Securitization Corporation II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 26, 1996                       THE CIT GROUP SECURITIZATION
                                              CORPORATION II

                                               By:  /s/ Richard W. Bauerband
                                               Name:  Richard W. Bauerband
                                               Title:  Executive Vice President